The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to Completion, Pricing Supplement dated November 19, 2004

PROSPECTUS Dated November 10, 2004                   Pricing Supplement No. 3 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2004
                                                                  Rule 424(b)(3)

                             $
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                               ------------------
                   Capital Protected Notes due        , 2014
                   Based on the Value of the S&P 500(R) Index

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the average value of the S&P 500(R) Index as determined on three specified determination dates, as described in this pricing supplement. In no event, however, will the payment at maturity be less than the principal amount of $1,000.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, equal to the product of (i) $1,000 times (ii) the index percent change times (iii) the participation rate, which will be determined on the day we price the notes for initial sale to the public.

     o The index percent change is equal to (i) the final average index value minus the strike value divided by (ii) the initial index value.

          > The strike value will equal to the lesser of (i) the initial index value and (ii) the reset index value, if any, determined at the election of the holders.
          >    The initial index value will equal           , the closing value
               of the S&P 500 Index on the day we price the notes for initial sale to the public.
          > The reset index value will be the closing value of the S&P 500 Index on the strike value reset date, if any, elected by the holders of 100% of the notes. The strike value reset date is any trading day during the period beginning on, and including,
               November   , 2004 and ending on, and including, January   ,
               2005, which we refer to as the strike value reset period, on which 100% of the holders of the notes elect to determine a reset index value. The holders may only elect one strike value reset date.
          >    The final average index value will equal the arithmetic average
               of the closing values of the S&P 500 Index on           , 2012,
                         , 2013 and           , 2014, which we refer to as the
               determination dates.

o If the final average index value of the S&P 500 Index is less than or equal to the strike value, you will receive only the principal amount of $1,000 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

o    The notes will not be listed on any securities exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-7.

                                ---------------
                             PRICE $1,000 PER NOTE
                                ---------------

                                     Price to        Agent's       Proceeds to
                                      Public     Commissions(1)      Company
                                     --------    --------------    -----------
Per note.............................    $              $               $
Total................................    $              $               $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the S&P 500 Index. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying S&P 500 Index. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the strike value.

     "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each note costs $1,000          We, Morgan Stanley, are offering you Capital
                                Protected Notes due           , 2014 Based on
                                the Value of the S&P 500(R) Index, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                                The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity; strike     Unlike ordinary debt securities, the notes do
value reset feature             not pay interest. Instead, at maturity, you
                                will receive the principal amount of $1,000 per
                                note, plus a supplemental redemption amount if
                                the final average index value of the S&P 500
                                Index is greater than the strike value. The
                                strike value will equal the lesser of (i) the
                                initial index value and (ii) the reset index
                                value. The initial index value is           ,
                                the closing value of the S&P 500 Index on the day we price the notes for initial sale to the public. The reset index value will be the closing value of the S&P 500 Index on the strike value reset date, if any, elected by 100% of the holders of the notes.

                                The strike value reset date is the trading day during the period beginning on, and including,
                                November   , 2004 and ending on, and including,
                                January   , 2005, which we refer to as the
                                strike value reset period, on which 100% of the holders of the notes elect to determine a reset index value. The holders' right to elect a strike value reset date may only be exercised once.

                                The final average index value will be the
                                arithmetic average of the closing values of the
                                S&P 500 Index on           , 2012,           ,
                                2013 and           , 2014, which we refer to as
                                the determination dates. If the final scheduled determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $1,000.

How to elect a strike value     To elect a strike value reset date, holders of
reset date                      100% of the beneficial interests in the notes
                                must complete and deliver to us and the
                                calculation agent through their participant at the DTC, an Official Notice of Reset (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on any trading day during the strike value reset period. The strike value reset date will be the day on which the Official Notice of Reset is duly delivered or, if such notice is delivered after 11:00 a.m. (New York City time), the next trading day immediately following the day such notice is delivered; provided that such next day must be in the strike value reset period.

                                          100% Principal Protection

                                At maturity, we will pay you at least $1,000, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount
                                        Linked to the S&P 500 Index

                                The supplemental redemption amount will be equal to the product of (i) $1,000 times (ii) the index percent change times (iii) the participation rate, which will be determined on the day we price the notes for initial sale to the public. If the final average index value is greater than the strike value, the supplemental redemption amount will be calculated as follows:

                                  supplemental
                                   redemption      = $1,000 x index percent change x participation rate
                                     amount

                                where

                                index percent         (final average index value - strike value)
                                change              = ------------------------------------------
                                                                initial index value

                                strike value        = the lesser of (i) the initial index value and (ii) the
                                                      reset index value

                                initial index value =           , the closing value of the S&P 500 Index on the day
                                                      we price the notes for initial sale to the public

                                reset index value   = the closing value of the S&P 500 Index on the strike value reset date, if any

                                final average       = the arithmetic average of the closing values of the S&P 500
                                index value           Index on the determination dates

                                determination                   , 2012,           , 2013 and           , 2014,
                                dates               = in each case subject to postponement in the event of certain market disruption events

                                If the final average index value is less than or equal to the strike value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.

                                You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the            We have appointed our affiliate, Morgan Stanley
calculation agent               & Co. Incorporated, which we refer to as MS &
                                Co., to act as calculation agent for JPMorgan
                                Chase Bank, N.A. (formerly known as JPMorgan
                                Chase Bank), the trustee for our senior notes.
                                As calculation agent, MS & Co. will determine the initial index value, the reset index value, if any, the final average index value, the percentage change in the S&P 500 Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as    The notes will be treated as "contingent
contingent payment debt         payment debt instruments" for U.S. federal
instruments for U.S. federal    income tax purposes, as described in the
income tax purposes             section of this pricing supplement called
                                "Description of Notes--United States Federal
                                Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S.
                                taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United
                                States Federal Income Taxation" and the
                                sections called "United States Federal
                                Taxation--Notes--Notes Linked to Commodity
                                Prices, Single Securities, Baskets of
                                Securities or Indices" and "United States
                                Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                                You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more         The notes are senior notes issued as part of
information on the notes        our Series F medium-term note program. You can
                                find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                We describe the basic features of this type of
                                note in the sections of the prospectus
                                supplement called "Description of Notes--
                                Floating Rate Notes" and "--Notes Linked to
                                Commodity Prices, Single Securities, Baskets of
                                Securities or Indices."

                                Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                 You may contact your local Morgan Stanley
                                branch office or our principal executive offices at 1585 Broadway, New York, New York
                                10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior          The terms of the notes differ from those of
notes, the notes do not         ordinary debt securities in that we will not
pay interest                    pay interest on the notes. Because the
                                supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the strike value.

The notes may not pay more      If the final average index value is less than
than the principal amount at    or equal to the strike value, you will receive
maturity                        only the principal amount of $1,000 for each
                                note you hold at maturity.

Secondary trading may be        The notes will not be listed on any securities
limited                         exchange. There may be little or no secondary
                                market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes       Several factors, many of which are beyond our
influenced by many              control, will influence the value of the notes,
unpredictable factors           including:

                                o    the value of the S&P 500 Index at any
                                     time, including on the specified
                                     determination dates and on any strike
                                     value reset date

                                o    interest and yield rates in the market

                                o    geopolitical conditions and economic,
                                     financial, political and regulatory or
                                     judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and that may affect the final average index value

                                o the time remaining to the maturity of the notes

                                o the dividend rate on the stocks underlying the S&P 500 Index

                                o    our creditworthiness

                                Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the S&P 500 Index is at, below or not sufficiently above the strike value or if market interest rates rise.

                                You cannot predict the future performance of the S&P 500 Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the strike value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions    Assuming no change in market conditions or any
and projected profit from       other relevant factors, the price, if any, at
hedging in the original issue   which MS & Co. is willing to purchase notes in
price is likely to adversely    secondary market transactions will likely be
affect secondary market prices  lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not   Investing in the notes is not equivalent to
equivalent to investing in the  investing in the S&P 500 Index or its component
S&P 500 Index                   stocks. The payout you receive at maturity on
                                the notes will be limited by the participation rate. In addition, because the final average index value is based on the index closing value on the three determination dates during the term of the notes, it is possible for the final average index value to be lower than the strike value, even if the index closing value at maturity is higher than the strike value. A decrease in the index closing value on any one determination date could more than offset the increases in the index value on other determination dates.

Adjustments to the S&P 500      Standard & Poor's Corporation, or S&P(R), is
Index could adversely affect    responsible for calculating and maintaining the
the value of the Notes          S&P 500 Index. S&P can add, delete or
                                substitute the stocks underlying the S&P 500
                                Index or make other methodological changes that could change the value of the S&P 500 Index.
                                S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any of these actions could adversely affect the value of the notes.

                                S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no shareholder         As an investor in the notes, you will not have
rights                          voting rights to receive dividends or other
                                distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

The economic interests of the   The economic interests of the calculation agent
calculation agent and other     and other of our affiliates are potentially
of our affiliates are           adverse to your interests as an investor in the
potentially adverse to your     notes.
interests
                                As calculation agent, MS & Co. will determine the initial index value, the reset index value, if any, the index closing value on each determination date, the final average index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of
                                Notes--Market Disruption Event" and
                                "--Discontinuance of the S&P 500 Index;
                                Alteration of Method of Calculation."

                                The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading             MS & Co. and other affiliates of ours will
activity by the calculation     carry out hedging activities related to the
agent and its affiliates        notes (and possibly to other instruments linked
could potentially adversely     to the S&P 500 Index or its component stocks),
affect the value of the         including trading in the stocks underlying the
S&P 500 Index                   S&P 500 Index as well as in other instruments
                                related to the S&P 500 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500
                                Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the S&P 500 Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes.
                                Additionally, such hedging or trading
                                activities during the term of the notes could potentially affect the value of the S&P 500
                                Index on the determination dates and,
                                accordingly, the amount of cash you will receive at maturity.

The notes will be treated       You should also consider the tax consequences
as contingent payment debt      of investing in the notes. The notes will be
instruments for U.S. federal    treated as "contingent payment debt
income tax purposes             instruments" for U.S. federal income tax
                                purposes, as described in the section of this pricing supplement called "Description of
                                Notes--United States Federal Income Taxation."
                                Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                Taxation--Notes--Notes Linked to Commodity
                                Prices, Single Securities, Baskets of
                                Securities or Indices" and "United States
                                Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                                You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000
principal amount of any of our Capital Protected Notes Due           , 2014
Based on the Value of the S&P 500(R) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount..... $

Original Issue Date
(Settlement Date)..............           , 2004

Maturity Date..................           , 2014, subject to extension in the
                                event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                If, due to a Market Disruption Event or
                                otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See "--Determination Dates" below.

Specified Currency............. U.S. Dollars

CUSIP Number...................

Minimum Denominations.......... $1,000

Issue Price.................... $1,000 (100%)

Interest Rate.................. None

Maturity Redemption Amount..... At maturity, upon delivery of the Notes to the
                                Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount. The Supplemental Redemption Amount will be equal to the product of (i) $1,000 times (ii) the S&P 500 Index Percent Change times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Participation Rate............. The Participation Rate will be determined on the day we price the Notes for initial sale to the public.

S&P 500 Index Percent Change... The S&P 500 Index Percent Change is a fraction, the numerator of which will be the Final
                                Average Index Value minus the Strike Value and the denominator of which will be the Initial Index Value. The S&P 500 Index Percent Change is described by the following formula:

                                   (Final Average Index Value - Strike Value)
                                   ------------------------------------------
                                              Initial Index Value

Strike Value................... The lesser of (i) the Initial Index Value and
                                (ii) the Reset Index Value, if any.

Initial Index Value............           , the Index Closing Value on the day
                                we price the Notes for initial sale to the public.

Reset Index Value.............. The Index Closing Value on the Strike Value
                                Reset Date.

Strike Value Reset Date........ The Trading Day, if any, during the Strike
                                Value Reset Period on which 100% of the holders of the Notes deliver the Official Notice of Reset in the manner described in the following paragraph. The right to elect a Strike Value Reset Date is a one-time right.

                                In order to elect a Strike Value Reset Date, holders of 100% of the beneficial interests in the Notes must complete and deliver to us and the Calculation Agent through their participant at the DTC, an Official Notice of Reset (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on any Trading Day during the Strike Value Reset Period. The Strike Value Reset Date will be the day on which the Official Notice of Reset is delivered or, if such notice is delivered after 11:00 a.m. (New York City time), the next Trading Day immediately following the day such notice is duly delivered; provided that such next day must be in the Strike Value Reset Period.

Strike Value Reset Period...... The period beginning on, and including,
                                November   , 2004 and ending on, and including,
                                January   , 2005.

Final Average Index Value...... The arithmetic average of the Index Closing
                                Values on each Determination Date.

Index Closing Value............ The Index Closing Value on any Trading Day will equal the closing value of the S&P 500 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

Determination Dates............ The Determination Dates will be           ,
                                2012,           , 2013 and           , 2014, in
                                each such case subject to adjustment for Market Disruption Events as described in the two following paragraphs.

                                If any of the first two scheduled Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first two scheduled Determination Dates, then such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day.

                                If           , 2014 (the final scheduled
                                Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.................... A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note.............. Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                Global Securities" in the accompanying
                                prospectus.

Senior Note or
Subordinated Note.............. Senior

Trustee........................ JPMorgan Chase Bank, N.A. (formerly known as
                                JPMorgan Chase Bank)

Agent.......................... Morgan Stanley & Co. Incorporated and its
                                successors ("MS & Co.")

Market Disruption Event........ "Market Disruption Event" means, with respect to the S&P 500 Index, the occurrence or
                                existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............. "Relevant Exchange" means the primary exchange or market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event of
  Default ..................... In case an event of default with respect to the
                                Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to the $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value on the date of such acceleration were the Final Average Index Value.

                                If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.............. MS & Co.

                                All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                All calculations with respect to the Index
                                Closing Value on each Determination Date, the Index Closing Value on the Strike Value Reset Date, if any, the Final Average Index Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing

                                Value, the Initial Index Value, the Final
                                Average Index Value, the S&P 500 Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index.............. We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                The S&P 500 Index is calculated using a
                                base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                                          Divisor
                                 Type of Corporate                                       Adjustment
                                      Action                 Adjustment Factor           Required
                                -----------------------  -----------------------------  ------------
                                Stock split              Shares Outstanding             No
                                   (i.e., 2-for-1)       multiplied by 2;  Stock
                                                         Price divided by 2

                                Share issuance           Shares Outstanding plus        Yes
                                   (i.e., change >= 5%)  newly issued Shares

                                Share repurchase         Shares Outstanding minus       Yes
                                   (i.e., change >= 5%)  Repurchased Shares

                                Special cash dividends   Share Price minus Special      Yes
                                                         Dividend

                                Company Change           Add new company Market Value   Yes
                                                         minus old company Market
                                                         Value

                                                                                          Divisor
                                 Type of Corporate                                       Adjustment
                                      Action                 Adjustment Factor           Required
                                -----------------------  -----------------------------  ------------
                                Rights Offering          Price of parent company minus  Yes

                                                                Price of Rights
                                                                ---------------
                                                                  Right Ratio

                                Spin-Off                 Price of parent company minus  Yes

                                                             Price of Spinoff Co.
                                                             --------------------
                                                             Share Exchange Ratio

                                Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                Post-Event Aggregate Market Value = Pre-Event Index Value
                                ---------------------------------
                                            New Divisor

                                     New Divisor  =  Post-Event Market Value
                                                     -----------------------
                                                      Pre-Event Index Value

                                A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the
  S&P 500 Index; Alteration
  of Method of Calculation..... If S&P discontinues publication of the S&P 500
                                Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the Relevant Exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the Determination Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value, the Initial Index Value and the Reset Index Value, if any, with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information......... The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 1999 through November 19, 2004. The Index Closing Value on November 19, 2004 was 1,170.34. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index on any of the Determination Dates. We cannot give you any assurance that the average value of the S&P 500 Index on the Determination Dates will be higher than the Strike Value so that you will receive a payment in excess of the $1,000 principal amount per Note at maturity.

                                                          High           Low     Period End
                                                        --------      --------   ----------
                                1999
                                First Quarter........   1,316.55      1,212.19     1,286.37
                                Second Quarter.......   1,372.71      1,281.41     1,372.71
                                Third Quarter........   1,418.78      1,268.37     1,282.71
                                Fourth Quarter.......   1,469.25      1,247.41     1,469.25
                                2000
                                First Quarter........   1,527.46      1,333.36     1,498.58
                                Second Quarter.......   1,516.35      1,356.56     1,454.60
                                Third Quarter........   1,520.77      1,419.89     1,436.51
                                Fourth Quarter.......   1,436.28      1,264.74     1,320.28
                                2001
                                First Quarter........   1,373.73      1,117.58     1,160.33
                                Second Quarter.......   1,312.83      1,103.25     1,224.42
                                Third Quarter........   1,236.72        965.80     1,040.94
                                Fourth Quarter.......   1,170.35      1,038.55     1,148.08
                                2002
                                First Quarter........   1,172.51      1,080.17     1,147.39
                                Second Quarter.......   1,146.54        973.53       989.82
                                Third Quarter........     989.03        797.70       815.28
                                Fourth Quarter.......     938.87        776.76       879.82
                                2003
                                First Quarter........     931.66        800.73       848.18
                                Second Quarter.......   1,011.66        858.48       974.50
                                Third Quarter........   1,039.58        965.46       995.97
                                Fourth Quarter.......   1,111.92      1,018.22     1,111.92
                                2004
                                First Quarter........   1,157.76      1,091.33     1,126.21
                                Second Quarter.......   1,150.57      1,084.10     1,140.84
                                Third Quarter........   1,129.30      1,063.23     1,114.58
                                 Fourth Quarter
                                 (through
                                 November 19, 2004)..   1,184.17      1,094.81     1,170.34

Use of Proceeds and Hedging.... The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts or exchange traded funds on the S&P 500 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level of the S&P 500 Index that must prevail on the Determination Date in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution................. Under the terms and subject to the conditions contained in the U.S. distribution agreement
                                referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $ per Note to other dealers, which may include Morgan Stanley & Co. International Limited. We expect to deliver the Notes against payment therefor
                                in New York, New York on           , 2004.
                                After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                General

                                No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                Brazil

                                The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                Chile

                                The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                Hong Kong

                                The Notes may not be offered or sold in Hong
                                Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                Mexico

                                The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                Singapore

                                This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the

                                Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
  S&P & and Morgan Stanley..... S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                                The license agreement between S&P and Morgan
                                Stanley provides that the following language must be set forth in this pricing supplement:

                                The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE

                                ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
                                INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING
                                LOST PROFITS), EVEN IF NOTIFIED OF THE
                                POSSIBILITY OF SUCH DAMAGES.

                                "Standard & Poor's(R)," "S&P(R)," "S&P 500(R),"
                                "Standard & Poor's 500" and "500" are
                                trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
  Plans and Insurance
  Companies.................... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation....................... The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                o    certain financial institutions;
                                o    tax-exempt organizations;
                                o dealers and certain traders in securities or foreign currencies;
                                o    investors holding a Note as part of a
                                     hedging transaction, straddle, conversion or other integrated transaction;
                                o    U.S. Holders, as defined below, whose
                                     functional currency is not the U.S.
                                     dollar;
                                o    partnerships;
                                o    nonresident alien individuals who have
                                     lost their United States citizenship or
                                     who have ceased to be taxed as United
                                     States resident aliens;
                                o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and
                                o    Non-U.S. Holders who are individuals
                                     having a "tax home" (as defined in Section
                                     911(d)(3) of the Code) in the United
                                     States.

                                If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                U.S. Holders

                                This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o    a citizen or resident of the United
                                     States;
                                o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable
                                yield" is an annual rate of     % compounded
                                annually. Based on our determination of the
                                comparable yield, the "projected payment
                                schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal
                                to $           due at maturity.

                                The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each twelve-month period (other than the initial and final periods) ending on December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule (as described above):

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   ACCRUAL      ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                         ACCRUAL PERIOD             NOTE)      OF ACCRUAL PERIOD
                                -----------------------------   -------------  -----------------
                                Original Issue Date through
                                  December 31, 2004..........        $              $
                                January 1, 2005 through
                                  December 31, 2005..........        $              $

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   ACCRUAL      ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                         ACCRUAL PERIOD             NOTE)      OF ACCRUAL PERIOD
                                -----------------------------   -------------  -----------------
                                January 1, 2006 through
                                  December 31, 2006..........        $              $
                                January 1, 2007 through
                                  December 31, 2007..........        $              $
                                January 1, 2008 through
                                  December 31, 2008..........        $              $
                                January 1, 2009 through
s                                 December 31, 2009..........        $              $
                                January 1, 2010 through
                                  December 31, 2010..........        $              $
                                January 1, 2011 through
                                  December 31, 2011..........        $              $
                                January 1, 2012 through
                                  December 31, 2012..........        $              $
                                January 1, 2013 through
                                  December 31, 2013..........        $              $
                                January 1, 2014 through
                                            , 2014...........        $              $

                                The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                Non-U.S. Holders

                                This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o    a nonresident alien individual;
                                o    a foreign corporation; or
                                o    a foreign trust or estate.

                                Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                o    such Non-U.S. Holder does not own,
                                     actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                                o    the certification required by Section
                                     871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been subject to U.S. federal withholding tax without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty.

                                If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        ANNEX A


                            OFFICIAL NOTICE OF RESET

                                Dated: [November   , 2004 to January   , 2005]

Morgan Stanley                                Morgan Stanley & Co.
Incorporated, as                                Calculation Agent
1585 Broadway                                 1585 Broadway
New York, New York 10036                      New York, New York 10036
                                              Fax No.: (212) 507-5742


Dear Sirs:

The undersigned holder of the Global Medium-Term Notes, Series F, Senior Notes,
Capital Protected Notes due           , 2014 (Based on the Value of the S&P 500
Index) of Morgan Stanley (CUSIP No.       ) (the "Notes") hereby represents
that such holder owns directly or indirectly the principal amount of the Notes recorded in the space provided below such holder's signature and irrevocably elects to exercise its right to specify that the date hereof shall be the Strike Value Reset Date (or, if this notice is delivered after 11:00 a.m., the Trading Day immediately following the date hereof, unless this notice is delivered after 11:00 a.m. on the final Trading Day in the Strike Value Reset Period, in which case this notice shall be of no effect).

Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

                                             Very truly yours,

                                             [Name of Holder]

                                             By: ______________________________
                                             [Title]
                                             [Fax No.]

                                             $_________________________________
                                             Principal amount of Notes held

Receipt of Official Notice of Reset is hereby acknowledged

MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By: MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By: __________________________________
Title:

Date and time of acknowledgment:_____________________________________